Exhibit 10.2

JOINDER AND REAFFIRMATION AGREEMENT

JOINDER AND REAFFIRMATION AGREEMENT, dated as of August 12, 2020 (this “Agreement”), among ANGI Homeservices Inc., a Delaware Corporation (the “Existing Borrower”), ANGI Group, LLC, a Delaware limited liability company (the “Successor Borrower”), each of the subsidiaries of the Borrower set forth on Schedule 1 hereto (the “Reaffirming Parties”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below and as collateral agent (the “Collateral Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of November 5, 2018 (as may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Existing Borrower, the Lenders, the Administrative Agent and the other parties thereto;

WHEREAS, pursuant to the Contribution and Assignment and Assumption Agreement, dated as of the date hereof, between the Existing Borrower and the Successor Borrower and attached as Exhibit A hereto, the Existing Borrower has contributed to the Successor Borrower the assets set forth therein, including the equity interests in all or substantially all of the Existing Borrower’s direct subsidiaries and certain intercompany receivables (the “Contribution”);

WHEREAS, Section 6.03(vi) of the Credit Agreement expressly permits the Contribution, subject to the terms and conditions set forth therein;

WHEREAS, pursuant to Section 6.03(vi) of the Credit Agreement, in connection with the Contribution, the Successor Borrower is required to expressly assume all the obligations of the Existing Borrower under the Credit Agreement and the Loan Documents to which the Existing Borrower is a party, and the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Existing Borrower under the Loan Documents; and

WHEREAS, pursuant to Section 6.03(vi)(B) of the Credit Agreement, in connection with the Contribution, each Loan Party is required to reaffirm all of its obligations under the Loan Documents to which it is a party.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2.	Assumption and Joinder of Agreements and Obligations. Effective as of the Effective Date (as defined below), the Successor Borrower hereby becomes a party to the Credit Agreement, the Security Agreement and each other Loan Document to which the Existing Borrower is a party and expressly assumes, confirms and agrees to perform and observe all of the obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties and liabilities of the “Borrower” and a “Pledgor” (as applicable) thereunder and with respect thereto, with the same force and effect as if originally named therein as the “Borrower” or a “Pledgor” (as applicable). Without limiting the generality of the foregoing, the Successor Borrower (i) hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all Collateral owned by it to secure the Obligations and (ii) hereby agrees to take all actions required under the Security Agreement to perfect the Liens on the Collateral owned by the Successor Borrower. The information set forth in Schedule 2 hereto is hereby added to the information set forth in the Schedules to the Security Agreement.

3.	Release of Existing Borrower. The Existing Borrower is hereby released from the obligation to pay the principal of and interest on the Loans and all of the Existing Borrower’s other obligations and covenants under the Credit Agreement, the Security Agreement, and the other Loan Documents.

4.	Representations and Warranties. The Successor Borrower represents and warrants to each of the Lenders that as of the Effective Date:

(a)	The Successor Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)	This Agreement has been duly authorized by all necessary corporate or other organizational action by the Successor Borrower. This Agreement has been duly executed and delivered by the Successor Borrower.

(c)	This Agreement, the Credit Agreement and each other Loan Document to which it is a party constitutes a legal, valid and binding obligation of the Successor Borrower, enforceable against the Successor Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)	After giving effect to the Contribution and this Agreement, to the extent required pursuant to the terms of the Collateral Documents and the Credit Agreement, the Collateral owned by the Successor Borrower will be subject to a Lien in favor of the Collateral Agent.

(e)	The Contribution has occurred or will occur substantially concurrently with the delivery of this Agreement.

(f)	The Successor Borrower is in compliance with Section 6.10 of the Credit Agreement on a pro forma basis after giving effect to the Contribution and this Agreement.

(g)	After giving effect to the Contribution and this Agreement, no Default or Event of Default has occurred and is continuing.

(h)	After giving effect to the Contribution and this Agreement, the representations and warranties of each Loan Party set forth in the Credit Agreement and the Security Agreement are true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the Effective Date, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(i)        The Contribution complies with the Credit Agreement.

5.	Effectiveness. This Agreement shall become effective on the date (such date, if any, the “Effective Date”) that the following conditions have been satisfied:

(a)	the Administrative Agent shall have received a counterpart of this Agreement executed by the Borrower, the Successor Borrower and each of the other Loan Parties;

(b)	the Administrative Agent shall have received a certificate of the Successor Borrower substantially in the form of Exhibit E to the Credit Agreement, including all annexes, exhibits and other attachments thereto;

(c)	the Administrative Agent shall have received an opinion of counsel covering such matters, and in a form, substantially the same as previously provided to the Administrative Agent under Section 4.01(b) of the Credit Agreement to the extent applicable; and

(d)	the Borrower shall have provided any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the Act.

6.	Amendment to Loan Documents. All references to the “Borrower” in the Credit Agreement, the Security Agreement, the Guarantee Agreement, and any of the other Loan Documents shall be deemed to refer to the Successor Borrower, and are hereby amended to give effect to the terms of this Agreement, but only to the extent, necessary to give effect to the terms of this Agreement. Except as expressly set forth herein, (i) this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. This Agreement shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement after giving effect to this Agreement.

7.	Reaffirmation of Loan Documents. Each Reaffirming Party hereby acknowledges its receipt of a copy of this Agreement and its review of the terms and conditions hereof and consents to the terms and conditions of this Agreement and the transactions contemplated hereby. Each Reaffirming Party hereby (a) affirms and confirms its guarantees and other commitments under the Guarantee Agreement, as amended hereby, and (b) agrees that the Guarantee Agreement, as amended hereby, is in full force and effect and shall accrue to the benefit of the Secured Parties to guarantee the Obligations after giving effect to this Agreement. The Successor Borrower and each Reaffirming Party hereby (a) affirms and confirms its pledges, grants and other commitments under the Security Agreement, as amended hereby, and (b) agrees that the Security Agreement is in full force and effect after giving effect to this Agreement and shall accrue to the benefit of the Secured Parties to secure the Obligations after giving effect to this Agreement. This Agreement is not intended to constitute a novation of the Credit Agreement or any of the other Loan Documents as in effect prior to the Effective Date.

9.	Governing Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York. The Borrower and each other Loan Party hereby agrees that this Agreement is a Loan Document governed by Sections 9.10 and 9.11 of the Credit Agreement relating to waiver of jury trial, jurisdiction, consent to service of process and the other matters covered therein.

10.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

11.	Section Headings. The section headings in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

12.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first set forth above.

ANGI Homeservices Inc.

ANGI Group, LLC

By:	/s/ Jamie Cohen
Name: Jamie Cohen
Title: Chief Financial Officer

Angie’s List, Inc HomeAdvisor, Inc. Handy Technologies, Inc.

By:	/s/ Tanya Stanich
Name: Tanya Stanich
Title: Vice President and Assistant Secretary

Acknowledged and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Matthew Cheung
	Name:	Matthew Cheung
	Title:	Vice President

SCHEDULE 1

1.	HomeAdvisor, Inc. (DE)
2.	Angie’s List, Inc. (DE)
3.	Handy Technologies, Inc. (DE)

SCHEDULE 2

A.       Pledged Stock

Issuer	Record Owner	Certificate No.	No. Shares/Interest	Percentage Owned	Percent Pledged
Angie’s List, Inc.	ANGI Group, LLC	Uncertificated	100 shares of Common Stock	100%	100%
HomeAdvisor, Inc.	ANGI Group, LLC	Uncertificated	996 shares of Common Stock	100%	100%
Handy Technologies, Inc.	ANGI Group, LLC	Uncertificated	100 shares of Common Stock	100%	100%
Mhelpdesk, Inc.	HomeAdvisor, Inc.	Uncertificated	1,694,821 shares of Common Stock (repurchased from minority shareholders)	100%	100%

B.       U.S. Federally Issued or Applied for Patents

Registered Owner	Patent No.	Issue Date	Application No.	Filing Date	Title
HomeAdvisor, Inc.	10,484,298	November 19, 2019	16/053,553	August 2, 2018	Optimization of network resources
HomeAdvisor, Inc.	N/A	N/A	15/925,443	March 19, 2018	System and method for temporal feasibility analyses
HomeAdvisor, Inc.	N/A	N/A	16/653,630	October 15, 2019	Optimization of network resources
HomeAdvisor, Inc.	N/A	N/A	16/696,660	November 26, 2019	Computerized referral systems and methods with automated determination of response time incentives